UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

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CAREPAYMENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Meadows Rd., Suite 400, Lake Oswego, Oregon		97035
(Address of principal executive offices)		(Zip Code)

(503) 419-3505

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 28, 2012, CarePayment Technologies, Inc., an Oregon corporation (the "Company"), mailed a Notice of Redemption (the "Notice") to the holders of its Series D Convertible Preferred Stock (the "Series D Preferred"). The Notice informs each holder of the Company's Series D Preferred that, pursuant to the provisions of the Company's Second Amended and Restated Certificate of Designation for the Series D Preferred (the "Certificate of Designation"), the Company will redeem all outstanding shares of Series D Preferred on January 31, 2013 (the "Redemption Date") at a redemption price of $11.38 per share, which is calculated pursuant to the Certificate of Designation as the sum of $10.00 plus all cumulative unpaid dividends as of January 1, 2013.

The Notice was delivered pursuant to the Certificate of Designation, which requires the Company to redeem all outstanding shares of Series D Preferred during January 2013 out of legally available funds. Each holder of Series D Preferred has the option to convert his, her or its shares of Series D Preferred into shares of the Company's Class A Common Stock, no par value per share (the "Class A Common"), at any time before 5:00 p.m., Pacific Time, on the Redemption Date pursuant to the conversion formula set forth in the Certificate of Designation. The holders of 790,720 shares of Series D Preferred have delivered to the Company notices of their election to convert their shares of Series D Preferred into shares of Class A Common. The Company believes that it will obtain the up to $4,657,606 necessary to complete the redemption of the remaining unconverted shares of Series D Preferred on the Redemption Date through additional debt from, and/or the sale of additional equity to, the Company's principal shareholders, which are affiliates of Aequitas Holdings, LLC ("Holdings"). As of the date of this Current Report on Form 8-K, Holdings and its affiliates beneficially own approximately 94% of the issued and outstanding shares of Class A Common and control approximately 98% of the Company's voting rights on a fully-diluted basis.

For additional information regarding the mandatory redemption of the Series D Preferred, refer to the Company's Second Amended and Restated Certificate of Designation included as an exhibit to the Company's Current Report on Form 8-K filed August 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CarePayment Technologies, Inc.
(Registrant)

Date: January 4, 2013	/s/ Patricia J. Brown
Patricia J. Brown
Chief Financial Officer